Exhibit 99.1

DESIGNER BRANDS INC.

2014 LONG-TERM INCENTIVE PLAN (as Amended and Restated)

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.01 Establishment and Effective Date. The board of directors (“Board of Directors” or the “Board”) of Designer Brands Inc., an Ohio corporation (the “Company”), has adopted and approved this 2014 Long-Term Incentive Plan (as amended and restated, the “Plan”). The amendment and restatement of the Plan shall be effective on July 14, 2020 (the “Effective Date”), subject to approval by an affirmative vote of the Company’s shareholders. If the Plan is not so approved by the Company’s shareholders, then the prior version of the Plan, as in effect immediately prior the Effective Date, shall remain in effect.

1.02 Purpose. The Plan is intended to foster and promote the long-term financial success of the Company and its Subsidiaries and affiliates by attracting and retaining talent. The Plan provides Consultants, Employees and Directors with an opportunity to acquire an ownership interest in the Company, and other rights with respect to stock of the Company, thereby providing Consultants, Employees and Directors with incentives to perform at the highest level and aligning the interests of such Consultants, Employees and Directors with the Company’s shareholders.

ARTICLE II

DEFINITIONS

The following terms, as used in the Plan, shall have the meanings given to them in this Article II. Other capitalized terms shall have their respective meanings specified in the Plan.

2.01 “Acquisition Award” shall mean an Award granted under this Plan in substitution for options, rights, and other such awards with respect to the capital stock or other equity of another corporation or entity which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Subsidiaries.

2.02 “Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute, as it may be amended from time to time.

2.03 “Award” shall mean any award granted under this Plan, which include any or a combination of the following: (1) Options; (2) Stock Appreciation Rights; (3) Restricted Stock; (4) unrestricted Stock; (5) Restricted Stock Units; (6) Stock Awards; (7) Performance Awards; and (8) Awards (other than Awards described in (1) through (7) above) that are convertible into or otherwise based on Stock.

2.04 “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant which sets forth the terms and conditions applicable to an Award.

2.05 “Cause” shall be defined in any employment agreement between the Company and a Participant, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement; provided, however, that if there is no such employment agreement or definition in an Award Agreement, “Cause” shall mean any of the following: a Participant’s (1) conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty; (2) fraud upon the Company or a Subsidiary, embezzlement or misappropriation of corporate funds from the Company or a Subsidiary; (3) willful acts of dishonesty materially harmful to the Company or a Subsidiary; (4) activities materially harmful to the reputation of the Company or a Subsidiary; (5) willful misconduct, willful failure to perform duties, or substantial willful disregard of duties; (6) a material violation of any law or regulation governing the Company or a Subsidiary; (7) a material breach of the terms of any agreement between the Participant and the Company or a Subsidiary; and (8) a material breach of any term of this Plan or any applicable Award Agreement.

2.06 “Change in Control” shall mean each of the following:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act and for purposes of this Section 2.06, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of voting securities of the Company where such acquisition causes such Person to own 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 2.06(1), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a

Subsidiary; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B), and (C) of Section 2.06(3) below; (E) any acquisition by Jay L. Schottenstein, Schottenstein Stores Corporation or any of their respective affiliates; or (F) any acquisition by any trust established for the benefit of Jay L. Schottenstein or any of his spouse, children or lineal descendants or any other Person controlled by such trust; provided, further, that if any person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 30% as a result of a transaction described in clause (A) or (B) of this Section 2.06(1), and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or more of the Outstanding Voting Securities;

(2) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall be deemed to be a member of the Incumbent Board;

(3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or a Subsidiary, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or a Subsidiary (each, a “Business Combination”), excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) Approval of the shareholders of the Company of a complete liquidation or dissolution of the Company. Notwithstanding the foregoing, solely with respect to any Award that is considered deferred compensation under Code Section 409A (and not exempted therefrom), and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a “change in control event,” within the meaning of Treasury Regulation Section 1.409A-3(i)(5). Further, the liquidation or dissolution of the Company described in Section 2.07(4) above shall comply with the procedures described in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A).

2.07 “Code” shall mean the Internal Revenue Code of 1986, and any successor statute, as it may be amended from time to time, and any guidance promulgated thereunder.

2.08 “Committee” shall mean the Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors from time to time, which shall consist of two or more members who are not current or former officers or Employees of the Company, who are “non-employee directors” to the extent required by and within the meaning of Rule 16b-3 promulgated under the Act or any similar rule that may subsequently be in effect (“Rule 16b-3”), and who are “independent” pursuant to the rules of the New York Stock Exchange (“NYSE”). In the case of grants to non-employee Directors, the entire Board shall act as the Committee, in which case as used in this Plan the term “Committee” shall refer to the full Board.

2.09 “Consultant” shall mean any person, other than an Employee or Director, who is a natural person and provides services to the Company or its Subsidiaries or affiliates, so long as such person (1) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (2) does not directly or indirectly promote or maintain a market for the Company’s securities, and (3) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

2.10 “Continuous Service” shall mean that the Participant’s service with the Company or any of its Subsidiaries or affiliates as an Employee is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or any Subsidiary, shall not terminate a Participant’s Continuous Service. Notwithstanding the foregoing, unless determined by the Committee, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Award Agreement.

2.11 “Director” shall mean a member of the Board.

2.12 “Disability” shall mean a permanent and total disability which enables the Participant to be eligible for and receive a disability benefit under the Federal Social Security Act.

2.13 “Dividend Equivalent” shall mean an amount equal to the amount of cash dividends, if any, payable in accordance with Article V, with respect to a share of Stock after the date an Award is granted.

2.14 “Employee” shall mean any person employed by the Company or any of its Subsidiaries or affiliates and classified as a common law employee. Employee does not include independent contractors or leased employees from third parties.

2.15 “Exercise Price” shall mean the price at which a Participant may exercise an Award, as set forth in the applicable Award Agreement.

2.16 “Fair Market Value” of a share of Stock shall mean, unless otherwise determined by the Committee:

(1) The closing price of the Stock on the NYSE on the date in question (or, if the Stock is not then traded on the NYSE, the closing price of the Stock on the stock exchange or over-the-counter market on which the Stock is principally traded on such date) or, if no sale of the Stock occurred on such exchange on that day, the closing price of the Stock on the last preceding day when the Stock was sold on such exchange; or

(2) If the Stock is no longer traded on the NYSE and there is no public market for the Stock, “Fair Market Value” shall be determined by the Committee, in its sole and absolute discretion, using other reasonable means.

2.17 “Full Value Award” shall mean an Award that is structured to provide equivalent value of a share of Stock based on a ratio of 1:1. Full Value Awards may include, but need not be limited to, Restricted Stock and other Stock Awards such as unrestricted Stock, Restricted Stock Units, and Performance Awards.

2.18 “Good Reason” shall mean, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement, any of the following events that impose a material negative change to the Employee’s employment relationship with the Company or Subsidiary, as provided under Code Section 409A: (1) a material reduction in an Employee’s base salary or target bonus opportunity as a percentage of base salary; (2) a material diminution of the Employee’s duties and responsibilities which are set forth in any applicable employment agreement; or (3) relocation of the Employee more than 50 miles from Employee’s current place of work; provided, however, that to the extent any definition in an Award Agreement conflicts with this definition, the terms of the Award Agreement shall govern. In order to trigger a Termination for Good Reason, the Employee must give the Company notice of the applicable condition described above within 90 days of its occurrence, and the Company must not have remedied such condition within 30 days after receiving such notice.

2.19 “Grant Date” of any Award shall be determined by the Committee in its sole and absolute discretion.

2.20 “Incentive Stock Option” or “ISO” shall mean an Option that is intended to qualify as an “incentive stock option” under Code Section 422 and which is so designated in the applicable Award Agreement. Under no circumstances shall an Option that is not specifically designated as an ISO be considered an ISO.

2.21 “Insider” shall mean any person who is subject to Section 16 of the Act, and any successor statutory provision, as it may be amended from time to time.

2.22 “Nonqualified Stock Option” or “Nonstatutory Stock Option” or “NSO” shall mean an Option that is not intended to qualify as an ISO.

2.23 “Nontandem Stock Appreciation Rights” shall mean stand-alone Stock Appreciation Rights that are granted under this Plan as independent instruments and are not issued in conjunction with any Options.

2.24 “Option” means a right or rights (either as an ISO or NSO) to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine in its sole discretion subject to the Plan, including but not limited to, the achievement of specific Performance Goals. Options may be settled in cash or Stock or both. Options may be granted to Participants, subject to the terms and conditions of this Plan and the applicable Award Agreement.

2.25 “Participant” shall mean any Employee, Consultant, Director or other service provider to whom an Award is granted under the Plan.

2.26 “Performance Award” shall mean an Award subject to Performance Criteria.

2.27 “Performance Criteria” shall mean the payment or vesting of an Award pursuant to a performance measure that is based on one or more (or a combination) objective business criteria established by the Committee, which may include, but are not limited to, any of the following and may be applied solely with reference to the Company and/or a Subsidiary or relatively between the Company and/or any Subsidiary and one or more unrelated entities: (1) net earnings or net income (before or after taxes); (2) earnings per share; (3) net sales or revenue growth; (4) net operating profit; (5) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (6) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (7) earnings before or after taxes, interest, depreciation and/or amortization; (8) gross or operating margins; (9) productivity ratios; (10) share price (including, but not limited to, growth measures and total shareholder return); (11) expense targets; (12) margins; (13) operating efficiency; (14) market share; (15) customer satisfaction; (16) working capital targets; and/or (17) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital). The Committee may provide that one or more Performance Criteria applicable to such Award will be adjusted to reflect certain events, including, without limitation, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by United States generally accepted accounting principles, occurring during the applicable Performance Period.

2.28 “Performance Goal” shall mean, with respect to the Performance Criteria selected by the Committee, the goal(s) established by the Committee for an Award for a particular Performance Period. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

2.29 “Performance Period” shall mean one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights with respect to an Award.

2.30 “Plan Year” shall mean the Company’s fiscal year.

2.31 “Restricted Stock” shall mean Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership, and/or other terms and conditions as the Committee may determine, including, but not limited to, achievement of specific Performance Goals.

2.32 “Restricted Stock Unit” or “RSU” shall mean an Award based on the Fair Market Value of one share of Stock. All or part of any Restricted Stock Unit Award may be subject to conditions and restrictions established by the Committee. Restricted Stock Units may be settled in Stock or cash or both, as determined by the Committee in its sole and absolute discretion.

2.33 “Retirement” shall mean, unless the Committee specifies otherwise in the applicable Award Agreement, the date:

(1) of an Employee Termination of Service on or after reaching 65 years of age and completing at least five years of Continuous Service;

(2) of a Director’s Termination of Service as a Board member of the Company or any Subsidiary after completing one full term as a member of the Board of the Company or a Subsidiary and reaching the age of 65 years.

(3) For purposes of applying this definition:

(A) no Consultant shall be deemed to “Retire” from the Company regardless of the circumstances surrounding his or her Termination of Service;

(B) a Participant’s status as an Employee or Director shall be determined as of the Grant Date applicable to each affected Award; and

(C) a Director serving on the Board and/or one or more board(s) of any Subsidiary may Retire from one board while continuing to serve as a member of another board (or other governing body of the Company or any Subsidiary). In this case, the Director’s Retirement will affect only the Awards granted with respect to his or her service on the board (or other governing body) from which he or she is Retiring.

2.34 “Stock” shall mean Class A Common Shares, without par value, of the Company, or any other equity securities of the Company as designated by the Committee, including any attached rights. “Stock” shall also mean any security issued by the Company in substitution, exchange, or in place of shares of Class A Common Shares, without par value, of the Company.

2.35 “Stock Appreciation Right” shall mean a right to receive an amount that is based on the increase in the Stock’s Fair Market Value after the Grant Date, and that is payable entirely in cash, entirely in Stock, or partly in cash and partly in Stock and exercisable at such time or times and subject to such conditions as the Committee may determine in its sole and absolute discretion, subject to the terms of this Plan.

2.36 “Stock Appreciation Value Award” shall mean an Award that is structured to correlate the realization of gains based on an absolute Stock price appreciation, and may include, but not be limited to, Options and Stock Appreciation Rights.

2.37 “Stock Award” shall mean a grant of Stock with or without restrictions.

2.38 “Subsidiary” shall mean (1) any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity, or (2) any other corporation or other entity in which the Company has a significant equity interest, in either case as determined by the Committee. With respect to Incentive Stock Options, the term “Subsidiary” shall have the meaning set forth in Code Section 422(f).

2.39 “Tandem Stock Appreciation Rights” shall mean Stock Appreciation Rights that are granted in conjunction with a Nonqualified Stock Option or an Incentive Stock Option, which expire when such Option expires or is exercised as set forth in Section 5.01(1).

2.40 “Ten-Percent Stockholder” shall mean any person who owns, directly or indirectly, on the relevant date, securities having 10% or more of the combined voting power of all classes of the Company’s securities or of its parent or Subsidiaries. For purposes of applying the foregoing 10% limitation, the rules of Code Section 422(d) shall apply.

2.41 “Termination” or “Termination of Employment” or “Termination of Service” shall have the meaning as set forth in the applicable Award Agreement.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01 Eligibility. Any Employee, Consultant, Director or other advisor of, or any other individual who provides services to the Company or any of its Subsidiaries or affiliates shall be eligible to be selected by the Committee, in its sole and absolute discretion, to receive an Award under the Plan. In determining the individuals to whom Awards shall be granted and the number of shares of Stock to be covered by each Award, the Committee may take into account any factors that the Committee, in its sole and absolute discretion, shall deem relevant.

3.02 Intent to Comply. This Plan is intended to comply with the terms of Section 409A of the Code, the regulations thereunder and other guidance promulgated by the Internal Revenue Service (“Section 409A” or “Code Section 409A”), including any applicable exception to Code Section 409A. Accordingly, the Committee may, in its sole and absolute discretion, amend the Plan and any Award Agreement without any additional consideration to affected Participants to the extent necessary to avoid additional taxes, interest or penalties arising under Code Section 409A even if those amendments reduce, restrict or eliminate rights granted under the Plan, Award Agreement or both before those amendments.

If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s Retirement, Termination, Termination of Employment, or Termination of Service, then notwithstanding any other provision of this Plan or any Award Agreement, none of the previously described events (or similar termination events) will be deemed to have occurred until such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A. Further, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) (and is not otherwise exempt from Code Section 409A) that is payable to a Participant upon such a separation from service of the Participant (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company or Subsidiary, shall not be paid until the earlier of (1) the date that is six months following such separation from service or (2) the date of the Participant’s death following such separation from service. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under this Plan pursuant to any Award subject to Code Section 409A (and not exempt therefrom), except as provided by Code Section 409A.

3.03 Conditions of Participation. By accepting an Award, each Participant agrees (1) to be bound by the terms of the Award Agreement and the Plan and to comply with other conditions imposed by the Committee, and (2) that the Committee may amend the Plan and the Award Agreement without any additional consideration to the extent necessary to avoid additional taxes, interest or penalties arising under Code Section 409A even if those amendments reduce, restrict, or eliminate rights granted under the Plan, Award Agreement or both before those amendments.

ARTICLE IV

ADMINISTRATION

4.01 Committee. The Plan shall be administered by the Committee.

4.02 Powers and Duties of the Committee. Subject to the express provisions of the Plan, the Committee shall have full power and complete authority, in its sole and absolute discretion (1) to exercise all of the powers granted to it under the Plan; (2) to construe, interpret, and implement the Plan, any Award Agreement and any related document; (3) to prescribe, amend, or rescind rules, regulations, and policies relating to the Plan, including rules governing its own operation; (4) to make all determinations necessary or advisable in administering the Plan; (5) to correct any defect, supply any omission and reconcile any inconsistency in the Plan; (6) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee; (7) to impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resale by a Participant or other subsequent transfers by the Participant of any shares of Stock issued as a result of or under an Award; (8) to amend the Plan to reflect changes in applicable law; and (9) to determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, shares of Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended, and the method or methods by which an Award may be settled, canceled, forfeited, or suspended. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The determinations of the Committee under the Plan need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Awards, regardless of whether such persons are similarly situated.

4.03 Delegation of Powers and Duties. The Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable; provided, however, that the Committee may not delegate any of its responsibilities hereunder if such delegation will cause transactions under the Plan to fail to comply with Section 16 of the Act. The Committee may also employ attorneys, consultants, accountants, or other professional advisors and shall be entitled to rely upon the advice, opinions, or valuations of any such advisors.

4.04 Interpretations. The Committee shall have sole discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Company, all Participants and all other interested persons. Notwithstanding the foregoing, it is the intent of the Company that this Plan and Awards granted hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Insiders, the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Act, and will not be subjected to avoidable liability thereunder. If any provision of this Plan or other Award Agreement would otherwise frustrate or conflict with the intent expressed in this Section 4.04, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Insiders.

4.05 Liability/Indemnification. No member of the Committee, nor any person to whom duties have been delegated, shall be personally liable for any action, interpretation, or determination made with respect to the Plan or Awards made hereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company’s Articles of Incorporation and Bylaws, as amended from time to time.

4.06 Records. The Committee and others to whom the Committee has allocated or delegated authority or duties shall keep a record of all of their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

ARTICLE V

AWARDS

5.01 Stock Appreciation Value Awards. The following types of Awards constitute Stock Appreciation Value Awards:

(1) Options. Options (NSOs and ISOs) may be granted under the Plan for the purchase of shares of Stock and shall be evidenced by Award Agreements in such form and not inconsistent with the Plan as the Committee may approve from time to time. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual Performance Goals and other vesting standards, as the Committee shall determine. On or before the Grant Date, the Committee shall designate the number of shares of Stock subject to such Option, the Exercise Price, the duration of the Option, provisions for vesting and exercisability, whether the Option is an NSO or ISO, the recipient of the Option, and such other provisions as the Committee shall determine. The Exercise Price of any Option shall be determined by the Committee, but (with the exception of Acquisition Awards) shall not be less than 100% of the Fair Market Value on the Grant Date. The Exercise Price so determined shall also be applicable in connection with the exercise of any Tandem Stock Appreciation Right granted with respect to such Option. The term of each Option shall not exceed 10 years from the Grant Date, subject to earlier termination as provided in this Plan, and except as otherwise provided with respect to Ten-Percent Stockholders.

(A) Exercise of Options. Subject to the provisions of this Plan, an Option may be exercised, in whole or in part (“Exercise”), at such time or times as the Committee shall determine (“Date of Exercise”). The Committee may, in its discretion, accelerate the exercisability of any Option at any time. Options may be exercised by a Participant by giving notice to the Committee, in writing or in such other manner as the Committee may permit, stating the number of shares of Stock with respect to which the Option is being exercised and tendering payment therefor. Payment for the shares of Stock issuable upon exercise of the Option shall be made in full in cash or by certified check, or, if the Committee, in its sole discretion permits, in shares of Stock (valued at Fair Market Value on the Date of Exercise). As soon as reasonably practicable following such exercise, a certificate representing the shares of Stock purchased, registered in the name of the Participant, shall be delivered to the Participant. Until the issuance of shares of Stock, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the shares of Stock that are subject to the Option.

(B) Cancellation of Tandem Stock Appreciation Rights. Upon exercise of all or any portion of any Option, any related Tandem Stock Appreciation Rights shall be cancelled with respect to an equal number of shares of Stock.

(C) Special Rules for Incentive Stock Options.

(a) ISOs shall be subject to the following provisions:

(i) The aggregate Fair Market Value (determined on the Grant Date) of the shares of Stock subject to an ISO which are exercisable by one person for the first time during a particular calendar year shall not exceed $100,000. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the shares of Stock with respect to which ISOs are exercisable by one person for the first time during a particular calendar year (under all Plans of the Company and its Subsidiaries) exceeds $100,000, or such other limit as may be set by applicable law, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NSOs.

(ii) Each Award Agreement with respect to an ISO shall set forth the periods during which the Option shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its discretion; provided, however, that no Employee who is a Ten-Percent Stockholder may exercise the ISO after the expiration of five years from the Grant Date.

(iii) Each Award Agreement with respect to an ISO shall set forth the Exercise Price, which shall be at least 100% of the Fair Market Value of a share of Stock on the Grant Date (except as permitted under Code Section 424(a) with respect to Acquisition Awards). In the case of a Ten-Percent Stockholder on the Grant Date, the Exercise Price of any ISO shall be not less than 110% of the Fair Market Value of the Stock subject to the Option on such Grant Date.

(iv) No ISO may be granted to a Participant who is not an Employee of the Company or a Subsidiary of the Company on the Grant Date.

(v) Notwithstanding any other provision of the Plan to the contrary, all Awards of ISOs shall comply with Code Section 424 and the regulations thereunder as of the Grant Date.

(2) Stock Appreciation Rights. The Committee may from time to time grant Stock Appreciation Right, whether Tandem Stock Appreciation Rights or Nontandem Stock Appreciation Rights. Stock Appreciation Rights shall be in a form and based upon the terms and conditions determined by the Committee (including, but not limited to, the achievement of specific Performance Goals, if determined by the Committee), as set forth in the applicable Award Agreement in such form and not inconsistent with the Plan as the Committee may approve from time to time; provided, however, that the Award shall not be inconsistent with terms of this Plan. Award Agreements shall specify the Grant Price of the Stock Appreciation Right, the number of shares to which the Stock Appreciation Right pertains, provisions for vesting and exercisability, and such other provisions as the Committee shall determine. A Stock Appreciation Right shall entitle the grantee to receive upon exercise the excess of (A) the Fair Market Value of a specified number of shares of Stock at the time of exercise over (B) the Grant Price. Stock Appreciation Rights shall not be granted for a period of more than 10 years.

(3) Exercisability of Stock Appreciation Value Awards. Regardless of the vesting schedule set forth in any Award Agreement, but subject to Section 10.10 below, Stock Appreciation Value Awards that are not exercisable at Termination shall be fully and immediately exercisable (A) in the case of any Employee, if the Employee Terminates because of death or Disability; (B) in the case of a Consultant, the Consultant Terminates because of death or Disability; or (C), in the case of a Director, if the Director Terminates because of death or Disability. Unless the Committee provides otherwise in an Award Agreement (but subject to Section 10.10), Stock Appreciation Value Awards that are not exercisable when the Employee, Consultant, or Director Terminates for any other reason shall be forfeited.

5.02 Full-Value Awards. The following types of Awards constitute Full Value Awards:

(1) Unrestricted Stock Award. The Committee may cause the Company to grant unrestricted shares of Stock (“Unrestricted Stock Award”) at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine. No payment shall be required for an Unrestricted Stock Award. The Company shall issue, in the name of each Participant to whom an Unrestricted Stock Award has been granted, stock certificates representing the total number of unrestricted shares of Stock granted under the Award, and shall deliver such certificates to the Participant on a fixed or objectively determinable date of payment in accordance with Code Section 409A, which shall be set forth in the Award Agreement.

(2) Restricted Stock and Restricted Stock Units. The Committee may cause the Company to grant shares of Restricted Stock or RSUs at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine. Each grant of Restricted Stock or RSUs shall be evidenced by an Award Agreement that shall specify the period over which it is determined if a Participant has met conditions placed on the Restricted Stock or RSUs subjecting such Restricted Stock or RSUs to a substantial risk of forfeiture (the “Restricted Period”), the number of shares of Restricted Stock or the number of RSUs issued to the Participant, and such other provisions as the Committee shall determine, including restrictions on transfer and incidents of ownership and the achievement of specific Performance Goals. RSU Awards represent an unfunded promise to pay the Participant a specified number of shares of Stock (or cash equivalent, as applicable) in the future if the conditions of such Award are satisfied and the Award is not otherwise forfeited prior to the stated date of delivery, under the terms and conditions applicable to such Award.

(A) Restrictions. On the Grant Date, the Committee shall establish a Restricted Period for each Restricted Stock or RSU grant. Each grant of Restricted Stock or RSUs may be subject to a different Restricted Period. The Committee may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than the expiration of the Restriction Period, including the satisfaction of corporate or individual Performance Goals, which shall be applicable to all or any portion of the Restricted Stock or RSUs. The Committee may also, in its sole discretion, waive any restrictions applicable to all or a portion of such Restricted Stock or RSUs, provided that the applicable terms and conditions are set forth on or before the Grant Date to the extent required to comply with Code Section 409A and the regulations thereunder. Share of Restricted Stock and RSUs may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of. Unless otherwise provided under the terms of the Award, upon the death of a Participant, any conditions applicable to Restricted Stock or RSUs that have been granted to such Participant shall be deemed to have been satisfied at target and the Restricted Period, if any, applicable to Restricted Stock or RSUs held by such Participant, shall be deemed to have expired. Unless the Committee provides otherwise in an Award Agreement, if a Participant Terminates for any other reason, any Restricted Stock or RSUs that had not previously vested as of the date when the Participant Terminates for any other reason shall be forfeited. If a certificate is issued in respect of Restricted Stock, each certificate shall be deposited with the Company, or its designee, and bear a restrictive legend referencing the Plan and the Award Agreement.

(B) Voting and Dividends by Holders of Restricted Stock. During the Restricted Period, unless otherwise set forth in the Award Agreement, each Participant to whom shares of Restricted Stock have been grated may exercise full voting rights which respect to that Restricted Stock and will be entitled to receive all dividends and distributions paid with respect to that Restricted Stock; provided, however, that any such dividends and distributions shall vest only if and to the extent that the underlying Award of Restricted Stock vests and, if any dividends or other distributions are paid in shares of Stock, those shares will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were issued.

(C) No Right to Vote or Dividends by Holders of RSUs. Participants to whom RSUs have been granted shall not have the right to vote or the right to receive any dividends with respect to such shares of RSUs.

(D) Forfeiture Upon Termination of Employment. Except as contrary to this Plan, the Committee may provide for forfeiture of any RSUs or Restricted Stock upon Termination in the Award Agreement.

(E) Delivery of Stock in Settlement of RSUs. Unless an election is made to defer the settlement of RSUs, and unless otherwise provided in the terms of any Award, upon the expiration or termination of the Restriction Period and the satisfaction of any other conditions prescribed by the Committee, RSUs shall be settled by delivery of a stock certificate for the number of shares of Stock associated with the Award with respect to which the restrictions have expired or the terms and conditions have been satisfied to the Participant or the Participant’s beneficiary or estate, as the case may be. All other terms and conditions regarding delivery shall be set forth in the Award Agreement.

5.03 Other Full Value Awards. The Committee may from time to time grant other Full Value Awards under this Plan that provide Participants with Stock or the right to purchase Stock, or provide other Awards that have a value derived from the value of Stock, or an exercise or conversion privilege at a price related to Stock, or that are otherwise payable in or convertible into shares of Stock. These Awards shall be in a form and based upon the terms and conditions determined by the Committee (including, but not limited to, the achievement of specific Performance Goals, if determined by the Committee), provided, that the Award shall not be inconsistent with other terms of the Plan.

(1) Performance Awards. The Committee may grant from time to time Performance Awards to such Participants as the Committee shall determine in its sole and absolute discretion. The applicable Award Agreement shall specify a value for the Performance Awards or shall set forth a formula for determining the value of each Performance Award at the time of payment. If required for the above-referenced calculation, the Committee shall also specify in the Award Agreement the initial value of each Performance Award.

(A) Performance Period. The Committee shall determine the Performance Period in its sole and absolute discretion. Different Performance Periods for different Participants may be established. Performance Periods may run consecutively or concurrently.

(B) Performance Criteria. The payment or vesting of a Performance Award may be based on one or more (or a combination) of Performance Criteria or on any other factors that the Committee deems relevant or important, in its sole and absolute discretion.

(C) Different Performance Criteria Allowable. Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may be based on the results achieved (a) separately by the Company or any Subsidiary; (b) any combination of the Company and Subsidiary; or (c) any combination of segments, products or divisions of the Company and Subsidiaries.

(D) All Other Terms and Conditions in the Award Agreement. All other terms and conditions related to performance-based Awards, including, but not limited to, rights to payment and dividend and voting rights, shall be specified in the Award Agreement.

(2) Acquisition Awards. All terms and conditions of Acquisition Awards shall be determined by the Committee in its sole and absolute discretion. Such terms and conditions shall be set forth in the applicable Award Agreement. Acquisition Awards shall be granted in accordance with procedures complying with Code Section 409A and the regulations thereunder.

(3) Other Award Vehicles. Subject to limitations under applicable law and the Plan, the Committee may from time-to-time grant other Full Value Awards under this Plan that provide the Participants with Stock or the rights to purchase Stock, or provide other Awards, that have a value derived from the value of Stock, or an exercise or conversion privilege at a price related to Stock, or that are otherwise payable in or convertible to share of Stock. These Awards shall be in a form and based upon the terms and conditions determined by the Committee (including, but not limited to the achievement of specific Performance Goals if determined by the Committee); provided, however, that the Award shall not be inconsistent with other terms of this Plan.

5.04 Maximum Shares Available.

(1) The maximum aggregate number of shares of Stock available for Award to be granted under this Plan as of this Plan’s Effective Date is nineteen million five-hundred thousand (19,500,000), subject to adjustment pursuant to this Plan. All shares of Stock available for Awards under the Plan may be awarded in the form of ISOs. If any shares of Stock to which an Award relates are (A) forfeited, cancelled or payment is made to the Participant in the form of cash, cash equivalents or other property other than shares; (B) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than an Option or Stock Appreciation Right; or (C) otherwise terminate without payment being made to the Participant in the form of shares, such shares of Stock be made available for subsequent Awards under the Plan, upon such terms as the Committee may determine; provided, however, that the foregoing shall not apply to or in respect of Acquisition Awards.

(2) Notwithstanding the foregoing, the following shares of Stock shall not again be made available for subsequent Awards under the Plan: (A) shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Award, to pay the exercise price of an Award; (B) shares that are delivered or withheld for purposes of satisfying a tax withholding obligation relating to an Option or Stock Appreciation Right; (C) shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right; or (D) shares repurchased on the open market with the proceeds of the exercise price of an Option.

5.05 Limit on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the maximum number of shares of Stock subject to Awards granted during a single Plan Year to any non-employee Director, taken together with any cash fees paid to such non-employee Director during the Plan Year in respect of such Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board) shall not exceed $750,000 in total value (calculating the value of any such awards based upon the Grant Date Fair Market Value of such Award for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

5.06 Allowable Stock for Issuance. The Stock that may be issued pursuant to an Award under the Plan may be authorized and issued Stock held in the Company’s treasury or authorized but unissued Stock, or Stock that may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.

5.07 Certain Shares of Stock Not Counted Against the Pool. Subject to applicable stock exchange requirements, any shares of Stock delivered by the Company, any shares of Stock with respect to which Awards are made by the Company and any shares of Stock with respect to which the Company becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding Awards previously granted by an acquired entity, shall not be counted against the shares of Stock available for Awards under the Plan.

5.08 Stock Certificates. The Committee may direct that any stock certificate evidencing shares of Stock issued under the Plan shall be registered in the name of the Participant, shall bear a legend setting forth such restrictions on transferability as may apply to such shares of Stock pursuant to the Plan and shall be subject to appropriate stop transfer orders; provided, however, that the certificates representing shares of Restricted Stock shall be held in custody by the Company until the restrictions relating thereto lapse, and the Participant shall deliver to the Company a stock power endorsed in blank relating to the Restricted Stock or other form, as appropriate.

5.09 Award Agreements. Each Award granted under the Plan shall be evidenced by a written Award Agreement. Each Award Agreement shall set forth the terms and conditions applicable to the Award, as determined by the Committee in its discretion and subject to the Plan. The Committee may deliver the Award Agreement by interoffice mail, US mail, email, or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company), all documents relating to the Plan or any Award thereunder and other documents that the Company is required to deliver to its security holders unless otherwise prohibited by law. A Participant shall have no rights with respect to an Award unless such Participant accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company in such amount as the Committee may determine.

5.10 Adjustments to Awards. The Committee may make adjustments to the Performance Criteria or Performance Goals or other business criteria applicable to an Award in any manner it deems appropriate in its discretion.

5.11 Deferrals.

(1) General Deferral Rules. Unless otherwise provided by the Committee, a Participant may elect to defer payment of any Award under the Plan, other than any Stock Appreciation Value Award or Restricted Stock Award, under procedures set forth by the Committee and consistent with the requirements of Code Section 409A. Any such election generally must be made on or before December 31st of the calendar year prior to the year the Participant performs services that give the Participant the right to compensation attributable to the Award (or any portion of such Award) is earned, and shall be irrevocable after such date.

(2) Performance-Based Compensation Under Code Section 409A. Subject to the limitations described below, the Company may determine that an irrevocable deferral election for an amount that qualifies as “performance-based compensation” under Code Section 409A may be made by making a deferral election on or before the deadline established by the Committee, which in no event shall be later than six months before the end of the Performance Period.

In order for a Participant to be eligible to make a deferral election for such performance-based compensation, (A) the performance criteria must relate to a Performance Period of at least 12 consecutive months, and (B) the Participant must have performed services continuously from the later of (a) the beginning of the Performance Period for such compensation, or (b) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 5.11(2) be permitted to apply to any amount of performance-based compensation that has become readily ascertainable.

(3) Certain Forfeitable Rights. With respect to compensation (A) to which a Participant has a legally binding right to payment in a subsequent year, and (B) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 13 months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Code Section 409A. Any deferral election(s) made in accordance with this Section 5.11(3) shall become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

(4) Payment of Deferred Awards. Deferred Awards are payable in shares of unrestricted Stock or cash, as specified in the applicable Award Agreement and deferral election form. Delivery of shares or payment of cash, as applicable to such Awards, shall be transferred to the Participant at the time and in the form as elected by the Participant and as set forth in the terms and conditions applicable to such Awards, which shall be either in a single payment or in up to 10 installment payments. Whether a lump-sum or installment payment is elected, the applicable terms of same shall be included in the Award Agreement or election form.

5.12 Dividends and Dividend Equivalents. No dividends or Dividend Equivalents may be awarded with respect to any Stock Appreciation Value Awards. An Award (other than Stock Appreciation Value Awards) may, if so determined by the Committee, provide the Participant with the right to receive dividend payments, or, in the case of Awards that do not involve the issuance of Stock concurrently with the grant of the Award, Dividend Equivalent with respect to Stock subject to the Award (both before and after the Stock is earned, vested or acquired), which payments may be either made currently, credited to an account for the Participant, or deemed to have been reinvested in additional Stock, which shall thereafter be deemed to be part of and subject to the underlying Award, including the same vesting and performance conditions. Notwithstanding the foregoing, with respect to Awards subject to performance conditions, any such dividend or Dividend Equivalent payments shall not be paid currently and instead shall either be credited to an account for the Participant or deemed to have been reinvested in additional Stock. Dividend or Dividend Equivalent amounts credited to an account for the Participant may be settled in cash or Stock or a combination of both, as determined by the Committee, and shall be subject to the same vesting and performance conditions as the underlying Award. Except as provided otherwise in an Award Agreement, any Participant entitled to receive a cash dividend or Dividend Equivalents pursuant to his applicable Award may, by written election filed with the Company, at least 10 days before the date of payment of such Dividend Equivalent, elect to have such Dividend Equivalent credited to an account maintained for his benefit under a dividend reinvestment plan maintained by the Company.

ARTICLE VI

ADJUSTMENTS AND PROHIBITION ON REPRICING

6.01 Capital Adjustments. If the Company subdivides its outstanding shares of Stock into a greater number of shares of Stock (including, without limitation, by stock dividend or stock split) or combines its outstanding shares of Stock into a smaller number of shares of Stock (by reverse stock split, reclassification or otherwise), or the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares of Stock, warrants or rights offering to purchase shares of Stock, or other similar corporate event (including mergers or consolidations) affects the share of

Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable or appropriate, make such adjustments to any or all of (i) the aggregate number and/or kind of shares of Stock reserved for issuance under the Plan (including, without limitation, the ISO limit); (ii) the number and/or kind of shares of Stock subject to outstanding Awards; (iii) the exercise price with respect to outstanding Stock Appreciation Value Awards; (iv) any individual Participant share limitations set forth herein; and (v) any other adjustment that the Committee determines to be equitable; provided, however, that the number of shares subject to any Option shall be rounded down to the nearest whole number; provided, further, that no such adjustment shall fail to satisfy Code Section 409A and the regulations thereunder, and that all Awards shall continue to be exempt from Code Section 409A. The Committee may provide for a cash payment to any Participant of a Plan Award in connection with any adjustment made pursuant to this Section 6.01. Any such adjustment shall be final and binding upon all Participants, the Company, their representatives, and all other interested persons. No such adjustment shall be made by the Committee, however, for any of the following corporate transactions:

(1) The issuance of Stock as compensation to any Company Employee, Director, Consultant or other service provider;

(2) The issuance of Stock pursuant to an Incentive Stock Option under Code Section 422;

(3) The issuance or sale of Stock to a third-party at an arm’s length price that is negotiated and agreed to between the Company and such third party;

(4) The issuance or sale of Stock to a Company Employee or Director at a discount pursuant to a plan maintained in accordance with, and to the extent permitted under, Code Section 423; or

(5) A redemption of Stock by the Company at a price equal to the Fair Market Value of the Stock on the date of such redemption.

Any adjustment made pursuant to this Section 6.01 shall be made in accordance with any rules of any securities exchange, stock market or stock quotation system to which the Company is subject. Any adjustment made by the Committee under this Section 6.01 shall be final, binding and conclusive on all persons.

6.02 Other Adjustments. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other capital structure of its business, any merger or consolidation of the Company, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding or any similar transaction.

6.03 Fractional Shares. No fractional shares of Stock will be issued or accepted. Any fractional shares of Stock will be paid in the equivalent amounts of cash. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Award as it deems desirable.

6.04 Prohibition on Repricing. Except as provided above in connection with a corporate transaction involving the Company (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization reorganization, merger, consolidation, split-up, combination or exchange of shares of Stock), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the original Options or Stock Appreciation Rights without shareholder approval.

ARTICLE VII

CLAWBACK

7.01 If the Committee determines in good faith either that: (1) if required by applicable law with respect to a Participant; or (2) (A) a Participant engaged in fraudulent conduct or activities relating to the Company, (B) a Participant had knowledge of such conduct or activities, or (C) a Participant, based on Participant’s position, duties or responsibilities, should have had knowledge of such conduct or activities, the Committee shall have the power and authority under the Plan to terminate without payment all outstanding Awards under the Plan. If required by applicable law with respect to a Participant or if a Participant described in (2) above has received any compensation pursuant to an Award granted under this Plan that is based on results from such conduct or activities, such Participant shall promptly reimburse to the Company a sum equal to either an amount required by such law or the amount of such compensation paid in respect of the year in which such conduct or activities occurred, as applicable. Further, if the Company restates its financial statements, and as a result, the amount of compensation that would have been paid or payable to the Participant pursuant to an Award had the financial results been properly reported would have been lower than the amount actually paid or payable, then the Company, by action of the Committee, may, in whole or in part, amend, cancel, or rescind any prior delivery of shares of Stock or value of shares of Stock or cash or property granted within the three-year period preceding the date on which the Company is required to prepare the restatement. The provisions of this Section 7.01 shall be amended to the extent necessary to comply with final rules issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act by the Securities and Exchange Commission and the principal stock exchange or market on which the Stock is traded. Without limiting the generality of the foregoing, Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any other policy of the Company that applies to Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time.

7.02 By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such applicable law. Such cooperation and assistance shall include, but is not limited to, executing, completing, and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s account, or pending future compensation or Awards.

ARTICLE VIII

CHANGE IN CONTROL

8.01 Change in Control.

(1) If so provided by the Committee in any Award Agreement, in the Committee’s sole and absolute discretion, if, within two years of a Change in Control, a Participant experiences an involuntary Termination initiated by the Company for reasons other than Cause, or a Termination for Good Reason, the following applies: (A) all of his or her then outstanding and unvested Options and Stock Appreciation Rights shall fully vest immediately and remain exercisable for the one-year period beginning on his or her date of separation from service, or, if earlier, the end of the term of the Option or Stock Appreciation Right; (B) all shares of Restricted Stock or RSUs shall fully vest and be settled immediately (subject to any properly made deferral election); (C) all Performance Awards shall fully vest immediately and shall be considered to be earned in full “at target” as if the applicable Performance Goals established for the Performance Period have been achieved, and paid immediately (subject to any properly made deferral election); and (D) if Awards are replaced pursuant to this Section 8.01, the protections and rights granted pursuant to this Section 8.01 shall apply to such replacement Awards in the same manner as they applied to the replaced Awards.

Notwithstanding the foregoing, any Awards subject to Code Section 409A shall be settled in accordance the terms and provisions of Code Section 409A.

(2) If, in the event of a Change in Control, and to the extent that outstanding Awards are not assumed by a successor corporation (or affiliate thereto) or other successor entity or person, or replaced with an award or grant that solely in the reasonable discretion of the Committee, preserves the existing value of outstanding Awards at the time of the Change in Control, the following shall apply, subject to the other provisions of this Plan and compliance with Code Section 409A: (A) all Options and Stock Appreciation Rights shall vest and become exercisable immediately upon the Change in Control event; (B) the restrictions on all shares of Restricted Stock shall lapse and all RSUs shall vest immediately; and (C) all Performance Awards shall fully vest immediately and shall be considered to be earned in full “at target” as if the applicable Performance Goals for the Performance Period had been achieved.

(3) If in the event of a Change in Control and to the extent outstanding Awards are assumed by any successor corporation, affiliate thereof, person, or other entity, or are replaced with awards that, solely in the discretionary judgment of the Committee preserve the existing value of outstanding Awards at the time of the Change in Control and provide for vesting payout terms, and Performance Goals, as applicable, that are at least as favorable to Participants as vesting, payout terms and Performance Goals applicable to Awards, then all such Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms.

(4) The Committee, as constituted before a Change in Control, is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (A) provide for the cancellation of such Award for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the shares of Stock covered thereby had such Award been currently exercisable (with no payment required for such cancellation if the Fair Market Value of the shares of Stock covered is less than the Exercise Price), (B) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control, or (C) cause any such Award then outstanding to be assumed by the acquiring or surviving entity, after such Change in Control.

8.02 Effect of Code Section 280G.

(1) Excess Parachute Payment. Except as otherwise provided in an Award Agreement or other agreement with the Company, in the event that any acceleration of vesting or payment pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Code Section 4999 due to the characterization of such acceleration of vesting, payment, or benefit as an excess parachute payment under Code Section 280G, the Company will reduce the Participant’s benefits under this Plan so that the Participant’s total “parachute payment,” as defined under Code Section 280G, under this Plan, any Award Agreement, or other agreement will be $1.00 less than the amount that otherwise would generate an excise tax under Code Section 4999. If such reduction applies, the Participant may elect, in his or her sole discretion, how and against which benefit or payment source (including benefits and payment sources other than this Plan) the reduction is to be applied. Such an election, however, may not change the time and form of any payment in a manner that would cause the Participant to incur additional taxes or penalties under Code Section 409A.

(2) Determination by Independent Accountants. To aid the Participant in making any election called for under Section 8.02(1) above, no later than the date of the occurrence of any event that might reasonably be anticipated to result in an excess parachute payment to the Participant as described in Section 8.02(1) above, the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 8.02(2).

ARTICLE IX

AMENDMENT AND TERMINATION

9.01 Amendment and Termination. Subject to Sections 9.03 and 9.04 below, the Board may at any time amend, suspend, modify, or terminate the Plan, in whole or in part, and the Committee may, subject to the Plan, at any time alter or amend any or all Award Agreements to the extent permitted by applicable law and the Plan; provided, however, that no such action shall materially impair the rights of any holder of an Award without the holder’s consent.

9.02 No Material Impairment. For purposes of the Plan, any action of the Board or the Committee that alters or affects the tax treatment of any Award shall not be considered to materially impair the rights of any holder.

9.03 Shareholder Approval Required. Neither the Board nor the Committee shall amend the Plan or any Award Agreement, without the approval of the shareholders of the Company, to (1) increase the number of shares of Stock available for Awards under the Plan or (2) make any other amendments to the Plan or Award Agreement that would require shareholder approval under applicable state law, the rules of the NYSE (including, but not limited to, that any amendment that would constitute a “material revision” of the Plan within the meaning of the rules of the NYSE), or such other rules as may govern the trading or quotation of the Company’s Stock or Rule 16b-3.

9.04 No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by this Plan, the Company may not, without obtaining shareholder approval, (1) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price or base value of such Options or Stock Appreciation Rights, (2) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price or base value that is less than the exercise price or base value of the original Options or Stock Appreciation Rights, or (3) cancel outstanding Options or Stock Appreciation Rights that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash, another Award or other consideration.

9.05 Amendments to Preserve Fixed Accounting. Notwithstanding any provision to the contrary above, the Board or the Committee shall have full discretion to amend the Plan to the extent necessary to preserve fixed accounting treatment with respect to any Award and any outstanding Award Agreement shall be deemed to be so amended to the same extent, without obtaining the consent of any holder, without regard to whether such amendment adversely affects a holder’s rights under the Plan or such Award Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01 Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or any Subsidiary from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

10.02 Unfunded Plan. The Plan shall be unfunded. No provision of the Plan of any Award Agreement shall require the Committee, the Company, or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or a Subsidiary.

10.03 Limits of Liability. Any liability of the Company or an affiliate to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and Award Agreement. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Affiliate be liable to a Participant on account of an Award’s failure to (1) qualify for favorable U.S., foreign, state, local, or other tax treatment or (2) avoid adverse tax treatment under U.S., foreign, state, local, or other law, including, without limitation, Code Section 409A.

10.04 No Rights of Employees. Status as an eligible Employee shall not be construed as a commitment that any Award shall be made under this Plan to such eligible Employee or to eligible Employees generally. Nothing contained in this Plan or in any Award Agreement shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with our without Cause. Except as provided otherwise in an Award Agreement, an Employee’s (1) transfer from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary to another, or (2) leave of absence, duly authorized in writing by the Company or a Subsidiary, shall not be deemed a termination of such Employee’s employment or other service.

10.05 Awards to Participants Outside the United States. The Committee may modify the terms of any outstanding or new Award under the Plan granted to a Participant who is, on the Grant Date or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10.05 in a manner that is inconsistent with this Plan so long as such modification will not contravene any applicable law or regulation.

10.06 Tax Withholding. The Company shall have the right to require Participants or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements, or to deduct from all payments under this Plan amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. The Committee may, in its discretion, permit a Participant to satisfy the Participant’s tax withholding obligation either by (1) surrendering shares of Stock owned by the Participant, or (2) having the Company withhold from shares of Stock otherwise deliverable to the Participant. Shares of Stock surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes. In the case of an Award of ISOs, the foregoing right shall be deemed to be provided to the Participant at the time of such Award.

10.07 Compliance with Section 16(b). In the case of Participants who are or may be subject to Section 16 of the Act, it is the intent of the Company that the Plan and any Award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 and other exemptive rules under Section 16 of the Act and will not be subjected to liability thereunder. If any provision of the Plan or any Award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Participants who are or may be subject to Section 16 of the Act.

10.08 Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company. In the event of any of the foregoing, the Committee may, at its discretion prior to the consummation of the transaction, cancel, offer to purchase, exchange, adjust, or modify any outstanding Awards, at such time and in such manner as the Committee deems appropriate and in accordance with applicable laws and the terms of this Plan.

10.09 General Creditor Status. Participants shall have no right, title, or interest whatsoever in or to any investments which the Participant may take to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or beneficiary or legal representative of such Participant. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

10.10 Retirement. Unless otherwise specified in the applicable Award Agreement or this Plan, all Awards that are exercisable when a Participant Retires may be exercised at any time before the earlier of (1) the expiration date specified in the Award Agreement, or (2) one year (three months in the case of Incentive Stock Options) after the Retirement date (or any shorter period specified in the Award Agreement).

10.11 Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if sent by registered or certified mail addressed (1) to the Participant at the Participant’s address set forth in the books and records of the Company or its Subsidiaries, or (2) to the Company or the Committee at the principal office of the Company.

10.12 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.13 Governing Law. To the extent not preempted by federal law, the Plan, and all Award Agreements, shall be construed in accordance with and governed by the laws of the State of Ohio.

10.14 Term of Plan. Unless earlier terminated pursuant to the terms of this Plan, this Plan shall terminate on July 14, 2030.

10.15 Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

10.16 Construction. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine and feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

10.17 No Third Party Beneficiaries. Except as expressly provided herein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

10.18 Non-Transferability of Awards. Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of an Option or Stock Appreciation Right not specifically permitted herein shall be null and void and without effect. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to such Participant.